Exhibit 99.3

The following unaudited condensed combined pro forma information for nine months period ended September 30, 2020 and for the year ended December 31, 2019, gives effect to the acquisition of Ocean as if it had occurred on January 1, 2019. The pro forma information is not necessarily indicative of the results of operations, which actually would have occurred had the acquisition been consummated on that date, nor does it purport to represent the results of operations for future periods.

	September 30	December 31,
	2020	2019
	Unaudited

Revenues	$856	$1,511
Net loss	(593)	(576)
Net loss per ordinary share:
Basic	(0.17)	(0.30)
Diluted	$(0.17)	$(0.30)

The unaudited supplemental pro forma data reflects the historical information of the Company and Ocean adjustments for depreciation and amortization of the tangible and intangible assets acquired in the transaction, as if it had been entered into on January 1, 2019, and with consequential tax effects.